Exhibit 3.1

ARTICLES OF AMENDMENT
OF
CAROLINA TRUST BANCSHARES, INC.

Pursuant to Section 55-10-06 of the North Carolina General Statutes, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1.	The name of the corporation is Carolina Trust BancShares, Inc.

2.	Article II of the corporation’s Articles of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE II

The Corporation shall have authority to issue a total of 21,000,000 shares of capital stock consisting of 20,000,000 shares of common stock, $2.50 par value per share, each with one vote per share and 1,000,000 shares of preferred stock, with such voting powers, designations, preferences, limitations and relative rights as the Board of Directors may and hereby is authorized to determine.

3.             The preceding amendment to the corporation’s Articles of Incorporation was adopted by the corporation’s board of directors on the 19th day of February 2019 and was approved by shareholder action on the 21st day of May 2019, in the manner required by Chapter 55 of the North Carolina General Statutes.

4.	These articles will become effective upon filing.

This the 28th day of May 2019.

Carolina Trust BancShares, Inc.

By:	/s/ Jerry L. Ocheltree
Name: Jerry L. Ocheltree
Title: President and Chief Executive Officer